As filed with the Securities and Exchange Commission on January 21, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

Comverse Technology, Inc.

(Name of Subject Company (Issuer))

Comverse Technology, Inc., as offeror

(Name of Filing Person (Identifying Status as Offeror, Issuer or Other Person))

Zero Yield Puttable Securities (ZYPS) due May 15, 2023

(Title of Class of Securities)

205862 AL9 and 205862 AK1

(CUSIP Number of Class of Securities)

Kobi Alexander

Chairman and Chief Executive Officer

c/o Comverse Technology, Inc.

170 Crossways Park Drive

Woodbury, New York 11797

(516) 677-7200

(Name, Address and Telephone Number of Person Authorized to Receive Notices

and Communications on Behalf of the Person(s) Filing Statement)

With copies to:

Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000	David Lopez, Esq. David I. Gottlieb, Esq. Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, NY (212) 225-2000

CALCULATION OF FILING FEE

Transaction Valuation (a)	Amount of Filing Fee (b)
$420,000,000	$53,214
(a)	Estimated solely for the purpose of determining the registration fee, the transaction value is based upon the book value of the securities to be received by the acquiring person computed as of the latest practicable date prior to the date of filing.
(b)	Registration fee previously paid in connection with Comverse Technology, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-120870) filed November 30, 2004 (as amended, the “Registration Statement”). The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and equals $126.70 for each $1,000,000 of the value of the transaction.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:	$53,214
Form or registration no.:	Form S-4
Date filed:	November 30, 2004
Filing party:	Comverse Technology, Inc.
☐	Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which this statement relates:

☐ third party tender offer subject to Rule 14d-1	☐ going-private transaction subject to Rule 13e-3
☒ issuer tender offer subject to Rule 13e-4	☐ amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer. ☒

This Amendment No. 2 to Issuer Tender Offer Statement on Schedule TO amends and supplements the Issuer Tender Offer Statement filed by Comverse Technology, Inc. (the “Company”) on November 30, 2004, as amended on December 21, 2004 (as amended and supplemented, the “Schedule TO”), relating to an offer by the Company to exchange $1,000 principal amount of the Company’s Zero Yield Puttable Securities due May 15, 2023 (the “New ZYPS”) for each $1,000 principal amount of validly tendered and accepted outstanding Zero Yield Puttable Securities due May 15, 2023 of the Company (the “Existing ZYPS”) (the “Exchange Offer”). This Exchange Offer is made upon the terms and subject to the conditions contained in the prospectus (the “Prospectus”) filed with the Securities and Exchange Commission on January 21, 2005, included as Exhibit (a)(1)(i) to this Issuer Tender Offer Statement on Schedule TO.

This Issuer Tender Offer Statement on Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(4) under the Securities Exchange Act of 1934, as amended.

Item 11. Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings. Not applicable.

(b) Other Material Information. On January 21, 2005, the Company issued a press release announcing the final results of the Exchange Offer, which expired at 12:01 a.m., New York City time, on Friday, January 21, 2005. A copy of the press release is filed as Exhibit (a)(5) hereto and is incorporated herein by reference.

Item 12. Exhibits.

Exhibit No.	Description

(a)(1)(i)	Prospectus, dated January 21, 2005, filed by the Company pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on January 21, 2005 (incorporated herein by reference)

(a)(1)(ii)	Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement)

(a)(1)(iii)	Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.2 to the Registration Statement)

(a)(1)(iv)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit 99.3 to the Registration Statement)

(a)(1)(v)	Form of Letter to Clients (incorporated herein by reference to Exhibit 99.4 to the Registration Statement)

(a)(1)(vi)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.5 to the Registration Statement)

(a)(1)(vii)	Press Release dated November 30, 2004**

(a)(2)	None

(a)(3)	None

(a)(4)	Prospectus, dated January 21, 2005, filed by the Company pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on January 21, 2005 (incorporated herein by reference)

(a)(5)	Press Release dated January 21, 2005*

(b)	None

(d)(i)	1987 Stock Option Plan (incorporated by reference to the Issuer’s Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1987)

(d)(ii)	1994 Stock Option Plan (incorporated by reference to the Issuer’s Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1994)

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Exhibit No.	Description

(d)(iii)	1995 Stock Option Plan (incorporated by reference to the Issuer’s Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1995)

(d)(iv)	1996 Stock Option Plan (incorporated by reference to the Issuer’s Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1996)

(d)(v)	1997 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for the Issuer’s Annual Meeting of Shareholders held January 13, 1998)

(d)(vi)	1999 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for the Issuer’s Annual Meeting of Shareholders held October 8, 1999)

(d)(vii)	2000 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for the Issuer’s Annual Meeting of Shareholders held September 15, 2000)

(d)(viii)	2001 Stock Incentive Compensation Plan (incorporated by reference to the Definitive Proxy Materials for the Issuer’s Annual Meeting of Shareholders held June 15, 2001)

(d)(ix)	Boston Technology, Inc. 1994 Stock Incentive Plan (incorporated by reference to the Issuer’s Registration Statement on Form S-8 under the Securities Act of 1933, Registration No. 333-44429)

(d)(x)	Boston Technology, Inc. Amended and Restated 1996 Stock Incentive Plan (incorporated by reference to the Issuer’s Registration Statement on Form S-8 under the Securities Act of 1933, Registration No. 333-44429)

(d)(xi)	Exalink Ltd. 2000 U.S. Stock Option Plan and Exalink Ltd. The Israeli Employee Stock Option Plan (incorporated by reference to the Issuer’s Registration Statement on Form S-8 under the Securities Act of 1933, Registration No. 333-48640)

(d)(xii)	Gaya Software Industries, Ltd. Share Option Plan (incorporated by reference to the Issuer’s Registration Statement on Form S-8 under the Securities Act of 1933, Registration No. 333-47502)

(d)(xiii)	InTouch Systems, Inc. Amended and Restated 1996 Stock Option Plan (incorporated by reference to the Issuer’s Registration Statement on Form S-8 under the Securities Act of 1933, Registration No. 333-85565)

(d)(xiv)	Loronix Information Systems, Inc. 1992 Stock Plan (incorporated by reference to the Issuer’s Registration Statement on Form S-8 under the Securities Act of 1933, Registration No. 333-43542)

(d)(xv)	Loronix Information Systems, Inc. 1999 Nonstatutory Stock Option Plan (incorporated by reference to the Issuer’s Registration Statement on Form S-8 under the Securities Act of 1933, Registration No. 333-43542)

(g)	None

(h)	Opinion of Shearman & Sterling LLP regarding tax matters (incorporated herein by reference to Exhibit 8.1 to the Registration Statement)

*	Filed herewith.
**	Previously filed.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Comverse Technology, Inc.

By:	/s/ KOBI ALEXANDER
Name:	Kobi Alexander
Title:	Chairman and Chief Executive Officer

Dated: January 21, 2005

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